UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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TUFCO TECHNOLOGIES, INC.

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TUFCO TECHNOLOGIES, INC.

Notice of Annual Meeting of Stockholders

To be Held May 23, 2012

To Our Stockholders:

You are invited to attend the annual meeting of stockholders of Tufco Technologies, Inc. to be held at 360 Hamilton Avenue, 1st Floor Board Room, White Plains, NY 10601 on Wednesday, May 23, 2012 at 8:00 a.m. Eastern Daylight Time, for the following purposes:

Proposal 1.	To elect six directors to serve for a one-year term and until their successors are elected and qualified.

Proposal 2.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The record date for the annual meeting is March 30, 2012. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. The Board of Directors hopes that you will find it convenient to attend the annual meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed proxy to ensure that your shares of common stock are represented at the annual meeting. Returning your proxy does not deprive you of the right to attend the annual meeting and vote your shares in person.

The proxy statement, including the proxy card and the 2011 annual report, are available to you on-line at http://www.tufco.com/user_documents/reportlist.pdf.

Sincerely,

Michael B. Wheeler,
Secretary

April 6, 2012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 23, 2012

Tufco Technologies, Inc.

3161 S. Ridge Road

Green Bay, WI 54304

The Board of Directors of Tufco Technologies, Inc. (“Tufco,” the “Company,” “we”, “our” or “us”) is soliciting proxies to be used at the 2012 annual meeting of stockholders to be held at 360 Hamilton Avenue, 1st Floor Board Room, White Plains, NY 10601 on Wednesday, May 23, 2012, at 8:00 a.m., Eastern Daylight Time. This proxy statement and accompanying form of proxy are first being mailed to stockholders on or about April 6, 2012.

Who Can Vote

Only stockholders of record as of the close of business on March 30, 2012 are entitled to notice of and to vote at the annual meeting. As of March 30, 2012, we had outstanding 4,308,947 shares of common stock, the only outstanding class of stock entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held.

How You Can Vote

Shares of common stock cannot be voted at the annual meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement. Valid proxies will be voted at the annual meeting and at any postponements or adjournments thereof as you direct in the proxy. If no direction is given and the proxy is validly executed, the proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this proxy statement. The persons authorized under the proxies will vote upon such other business as may properly come before the annual meeting in accordance with their best judgment.

Revocation of Proxies

You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1)	by delivering a written notice of revocation to the Corporate Secretary of Tufco;

(2)	by timely submitting a duly executed proxy bearing a later date; or

(3)	by attending the annual meeting and expressing the desire to vote your shares in person.

Quorum

A majority of the outstanding shares of common stock on March 30, 2012 (2,154,475 shares), represented in person or by proxy, shall constitute a quorum for the transaction of business at the annual meeting. However, if a quorum is not present, the stockholders present at the meeting have the power to adjourn the meeting until a quorum is present. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be included in the determination of the number of shares present at the annual meeting for quorum purposes, but will not be counted for or against any proposal. Broker non-votes are when a nominee holding shares of common stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto.

Your vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent (Broadridge) in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors will consist of one to twelve directors, as determined from time to time by resolution of the Board of Directors. Louis LeCalsey, III and Richard M. Segel have determined not to seek re-election as directors when their terms expire upon the annual meeting. Accordingly, the Board of Directors has reduced the number of directors constituting the Board of Directors to six. All of our current directors, other than Mr. LeCalsey and Mr. Segel, have been nominated for re-election at the annual meeting. Each director will serve until the 2013 annual meeting and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected.

We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.

Each stockholder is entitled to cast one vote for each share of common stock held on March 30, 2012. The majority vote of the shares represented in person or by proxy at the annual meeting is required to elect each director. Stockholders of the Company have no cumulative voting rights. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

Nominees

The persons nominated to be directors are listed below.

During fiscal year 2011, the Board of Directors held four meetings. No director attended less than 75% of the aggregate of the total number of meetings held by the Board of Directors and the committees on which he served.

The following information as of March 30, 2012 is submitted concerning the nominees named for election as directors:

Name	Age	Position Held
Robert J. Simon	53	Chairman of the Board of Directors
Samuel J. Bero	76	Director
C. Hamilton Davison	52	Director
Brian Kelly	69	Director
James F. Robinson	43	Director, President and Chief Executive Officer
William R. Ziemendorf	53	Director

Robert J. Simon — Mr. Simon has been Chairman of the Board of Directors of Tufco since February 1992. Mr. Simon has been a Senior Managing Director of Bradford Ventures, Ltd., a private investment firm, since 1992 and a General Partner of Bradford Associates since 1989, having started at the firm in 1984. Mr. Simon is either Chairman of the Board or a director of Alkota Cleaning Systems, Inc., Electron Beam Technologies, Inc., Independent Printing Company, Inc., Indo-European Foods, Inc., Overseas Equity Investors Ltd., Professional Plumbing Group, Inc., Sunbelt Modular, Inc., Globe Food Equipment Company, Inc. and CT Color Holdings, Inc. as well as several other privately held companies. Mr. Simon received an MBA from New York University Graduate School of Business Administration and a B.S. from the University of Minnesota School of Management.

Samuel J. Bero — Mr. Bero had been President and Chief Executive Officer from November 1993 until he retired in July 1995, Executive Vice President since November 1992, and General Manager since 1974, when he co-founded Tufco Industries, Inc., our predecessor. Mr. Bero has been a director since 1992 and has over 33 years of experience in the converting industry.

C. Hamilton Davison — Mr. Davison has been a director since 1992. Mr. Davison is currently a Principal with Advantaged In Strategy, LLC, a management consulting firm which began operations in 2007, and also serves as the Executive Director of the American Catalog Mailers Association, a Washington-based 501(c)(6) advocacy group. Formerly, he was President and a director of Paramount Cards, Inc., a manufacturer and retailer of greeting cards, since 1988 and Chief Executive Officer from 1995 to 2006. Prior to that time, Mr. Davison was Vice President, International and Marketing of Paramount Cards, Inc. In addition to other private companies and not-for-profit boards, he served as a director and member of the audit committee of Valley Resources until 2000 when the company was sold to Southern Union (NYSE:SUG). Mr. Davison received a Bachelor’s Degree from Vanderbilt University and a Masters Degree from the University of Texas.

Brian Kelly — Mr. Kelly became a director in November 2006. He founded Waverly Partners, Inc., a company that provides assistance in the acquisition and operation of niche metals component manufacturing businesses, in 1994, and has been President since its inception. Prior to starting Waverly, Mr. Kelly was President of Fitchburg Coated Products. From 1984 to 1989 he served as Chief Financial Officer of Technographics, Inc. Mr. Kelly is a CPA, received an AB in Political Science from Providence College and an MBA from McGill University.

James F. Robinson — Mr. Robinson assumed the positions of President and Chief Executive Officer and became a director of Tufco on September 20, 2011. Previously he was Vice President, Business Development since January, 2010. Prior to joining Tufco he served as Business Development & Technical Director and Business Director-Latin America for Mondi, a publicly traded multinational company headquartered in Johannesburg, South Africa. Mr. Robinson was also a founding member of Hygenitec, a Wisconsin-based wet wipes manufacturer. Mr. Robinson is a member of the Board of Directors of Tufco Technologies, Inc. and Independent Printing Company, Inc. He received a BA in Business Administration/Economics from Lakeland College and attended graduate school at La Universidad Autónoma Del Estado de Morelos-Centro Bilingűe in Mexico and is fluent in Spanish and Portuguese.

William R. Ziemendorf — Mr. Ziemendorf has been a director since May 2008. He has been President and Chief Executive Officer of Independent Printing Company since 1998. Mr. Ziemendorf began working at Independent Printing in 1986 and held various positions with the company prior to becoming President. Mr. Ziemendorf was employed at Shinners, Hucovski and Company, S.C. as a Certified Public Accountant from June 1981 through April 1986. Mr. Ziemendorf received his Bachelor’s degree from the University of Wisconsin-Eau Claire.

None of the directors listed herein is related to any other director or executive officer of the Company.

We conclude these nominees should serve as Directors based on the following qualifications:

Mr. Simon has worked in private equity for more than twenty-five years and has served on the board or as Chairman of the Board of more than twenty-five companies. As a result of these and other professional experiences, Mr. Simon possesses particular knowledge and experience in accounting, finance, and capital structure and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Bero has forty years of experience in the converting industry, with experience in procurement, cost control and sales and was CEO of the Company prior to his retirement. As a result of these and other professional experiences, Mr. Bero possesses particular knowledge and experience in the converting industry and marketing products that strengthen the Board’s collective qualifications, skills and experience.

Mr. Davison has experience as an operating company CEO with experience in a number of adjacent and relevant businesses, marketing and strategic management experience. As a result of these and other professional experiences, Mr. Davison possesses particular knowledge and considerable experience in consumer products, national retail, distributor and wholesale as well as international business practices that strengthen the Board’s collective qualifications, skills and experience.

Mr. Kelly is a CPA and has a financial background. He has run companies and has large customer experience. As a result of these and other professional experiences, Mr. Kelly possesses particular knowledge and experience in accounting, finance and capital structure and board practices of other corporations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Robinson is Chief Executive Officer of Tufco and has intimate knowledge regarding the Company’s operations. As a result of this knowledge and other professional experiences, Mr. Robinson possesses particular knowledge and experience in the converting industry, marketing products and board practices of other corporations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Ziemendorf has experience as a CEO in the printing industry and is a CPA. As a result of these and other professional experiences, Mr. Ziemendorf possesses particular knowledge and experience in accounting, finance and capital structure and board practices of other corporations that strengthen the Board’s collective qualifications, skills and experience.

The Board of Directors unanimously recommends that stockholders vote FOR the election of directors as set forth in proposal one.

Committees of the Board of Directors

The Board of Directors has an Executive Committee, a Compensation Committee, and an Audit Committee but not a Nominating Committee.

Executive Committee

Functions:	Serves in the event action must be taken by the Company at a time when convening a meeting of the entire Board of Directors is not feasible. May exercise all of the authority of the Board of Directors in the business and affairs of Tufco with certain exceptions.

Members:	Samuel J. Bero Robert J. Simon, Chairman

Number of Meetings in 2011:	Six

Audit Committee

Functions:	Reviews proposals from the independent registered public accounting firm regarding annual audits. Approves the engagement or discharge and compensation of the independent registered public accounting firm. Reviews recommendations of the independent registered public accounting firm concerning accounting principles and the adequacy of internal controls and accounting procedures and practices. Reviews the scope of the annual audit. Approves or disapproves each professional service or type of service other than standard auditing services to be provided by the independent registered public accounting firm. Reviews and discusses the earnings release, unaudited quarterly and audited annual financial statements with management and the independent registered public accounting firm prior to the press release. Provides other functions required by the Sarbanes-Oxley Act of 2002.

Members:	C. Hamilton Davison
Brian Kelly, Chairman
William R. Ziemendorf

Number of Meetings in 2011:	Four

Compensation Committee

Functions:	Reviews annual salaries and bonuses for officers and determines the recipients of, and time of granting of, stock options. Determines the exercise price of each stock option and the number of shares to be issued upon the exercise of each stock option.

Members:	Samuel J. Bero Robert J. Simon, Chairman

Number of Meetings in 2011:	One

CERTAIN CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC”) interpreting and implementing the Sarbanes-Oxley Act, as well as listing rules of the Nasdaq Capital Market relating to corporate governance matters. Among the significant measures implemented by the Board of Directors to date are the following:

Audit Committee Composition

The Audit Committee is comprised solely of “independent directors” in accordance with the Nasdaq Listing Rules.

Audit Committee Charter

The Audit Committee is currently composed of Mr. C. Hamilton Davison, Mr. Brian Kelly and Mr. William R. Ziemendorf. The Audit Committee operates under a written charter adopted by the Board of Directors. The amended and restated Audit Committee Charter was ratified by the Board of Directors on February 9, 2007. A copy of the Audit Committee Charter is located on the Company’s website at www.tufco.com under “Investor Relations”. For fiscal 2011, the Board of Directors of the Company has determined that Brian Kelly is the Audit Committee Financial Expert (as defined in Item 407(d)(5)(ii) of Regulation S-K).

Code of Ethics

In December 2003, the Audit Committee adopted a Code of Ethics applicable to all employee associates and directors of the Company. This Code of Ethics, together with the Code of Ethics for Senior Financial Officers, constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. The Code of Ethics for Senior Financial Officers was filed as an exhibit to the Company’s Form 10-K for its fiscal year ended September 30, 2003. The Code of Ethics was ratified by the Board of Directors on January 13, 2004.

The Company is a “Controlled Company” as defined in Nasdaq Listing Rule 5615(c)(1). The Board of Directors has based this determination on the fact that approximately 61% of the voting stock of the Company is held by Bradford Venture Partners, L.P. and Overseas Equity Investors Ltd., which together constitute a group for purposes of Nasdaq Listing Rule 5615(c)(1). The Company’s compensation committee does not have a written charter and includes one director, Robert J. Simon, who is not “independent” under the standards of the Nasdaq Listing Rules. However, as the Company is a “Controlled Company” it is not required under the standards of the Nasdaq Listing Rules to have a compensation committee consisting solely of “independent” directors.

The Board of Directors does not have a standing Nominating Committee or committee performing similar functions; however, the Board of Directors functions in the capacity of the Nominating Committee. As the Company is a “Controlled Company” and a majority of the members of the Board are independent, the Board has determined not to create a separate nominating committee. The Board of Directors has determined that four of the six nominees meet the independence standards under the applicable Nasdaq Listing Rules. These nominees are Messrs. Bero, Davison, Kelly and Ziemendorf.

The Audit Committee or another independent committee of the Board of Directors is required to approve all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K (or such approval may be made by another independent committee of the Board).

Where called for, qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Qualifications which are taken into consideration include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Board of Directors desires a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Although there is no formal policy regarding diversity, the Board considers issues of diversity and background in its selection process. In the event of a need for a new or additional director, the Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews and such other information as they may deem relevant.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Board exercises its risk oversight role primarily through the Audit Committee of the Board. Although all members of the Board are involved in risk oversight through information received and discussion at Board meetings, the Audit Committee, at its four scheduled meetings per year, discusses the risks facing the Company in dialogue exchange with management.

Board Leadership Structure

As noted above, our Board is currently comprised of four independent directors. The Company divides the leadership role between a Chairman of the Board and the Chief Executive Officer. Mr. Simon has served as Chairman of the Board since February 1992. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of our Chairman, benefits Tufco and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers and other stakeholders that Tufco is under strong leadership, with the Chairman maintaining an effective working relationship with management and other Board members and the Chief Executive Officer. We believe Tufco, like many U.S. companies, has been well-served by this leadership structure.

The Chairman has the responsibility to: (1) coordinate with the Chief Executive Officer in establishing the agenda for the annual meeting of shareholders as well as the agenda for Board meetings; (2) provide management with direction and input regarding Board priorities, mandates and suggestions; and (3) perform such other functions as the directors may designate from time to time.

The Chief Executive Officer has authority regarding day to day operations of the Company, oversight over all other officers of the Company and responsibility for executing strategies approved by the Board. The Chief Executive Officer reports to the Chairman and to the Board.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders.

The Board of Directors has not established formal procedures for security holders to submit director recommendations; however, such recommendations may be sent to the Corporate Secretary at the Company’s executive offices. If the Company were to receive recommendations of candidates from the Company’s security holders, the Board of Directors would consider such recommendations in the same manner as all other candidates.

The Board of Directors has not implemented a formal process for stockholders of the Company to send communications to the Board of Directors. The Corporate Secretary of Tufco Technologies, Inc. will forward any communications from stockholders that he receives to the Board of Directors. The Board believes that the informal process it has in place will not discourage communications.

The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of stockholders. All of the directors attended the Company’s 2011 Annual Meeting of Stockholders. Mr. Bero attended by telephone.

Director Compensation

Our directors who are not employees receive:

•	an annual fee of $12,000,

•	a payment of $1,500 for each board meeting attended,

•	a payment of $1,500 for each committee meeting attended, and

•	per diem fees for supplemental Audit Committee services.

In addition, upon election or reelection to the Board of Directors at the annual meeting, each non-employee director receives an option to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan. The options are exercisable immediately at an exercise price equal to the fair market value of the common stock on the date of the annual meeting. On May 26, 2011, Messrs. Bero, Davison, Kelly, Segel, Simon and Ziemendorf each received options to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan, as amended, with an exercise price of $3.53 per share. In addition, on September 19, 2011, Mr. LeCalsey received a discretionary grant to acquire 4,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan at an exercise price of $3.60 per share.

DIRECTOR COMPENSATION

(Fiscal Year 2011)

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Robert J. Simon	$27,000	$6,614	$33,614
Samuel J. Bero	$27,000	$6,614	$33,614
C. Hamilton Davison	$27,000	$6,614	$33,614
Brian Kelly	$27,000	$6,614	$33,614
Richard M. Segel	$18,000	$6,614	$24,614
William R. Ziemendorf	$24,000	$6,614	$30,614

(1)	For awards of options, the dollar amount recognized is based on the aggregate grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

MANAGEMENT

THE EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Positions With the Company
James F. Robinson	43	Director, President and Chief Executive Officer
Michael B. Wheeler	66	Executive Vice President, Chief Financial Officer,
		Chief Operating Officer, Corporate Secretary and Treasurer

Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships between any executive officers or directors of the Company.

Executive Officers

James F. Robinson — Mr. Robinson assumed the positions of President and Chief Executive Officer and became a director of Tufco on September 20, 2011. Previously he was Vice President, Business Development since January, 2010. Prior to joining Tufco he served as Business Development & Technical Director and Business Director-Latin America for Mondi, a publicly traded multinational company headquartered in Johannesburg, South Africa. Mr. Robinson was also a founding member of Hygenitec, a Wisconsin-based wet wipes manufacturer. Mr. Robinson is a member of the Board of Directors of Tufco Technologies, Inc. and Independent Printing Company, Inc. He received a BA in Business Administration/Economics from Lakeland College and attended graduate school at La Universidad Autónoma Del Estado de Morelos-Centro Bilingűe in Mexico and is fluent in Spanish and Portuguese.

Michael B. Wheeler — Mr. Wheeler assumed the position of Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2006, retaining his position as Secretary and Treasurer. He had served as Vice President, Chief Financial Officer, Secretary and Treasurer since March 27, 2002. From 1999 to 2001, Mr. Wheeler consulted for several companies as a senior financial consultant. Prior to that, Mr. Wheeler was with Stone Container Corporation for twenty-five years serving as Vice President and Treasurer from 1983 to 1998.

EXECUTIVE COMPENSATION

The Compensation Committee has responsibility for establishing executive officer and director compensation, reviewing and establishing the executive and director compensation and reporting to the Board of Directors regarding the foregoing. The Compensation Committee reviews the achievement of corporate financial goals established by the Compensation Committee and individual contributions. The Compensation Committee relies on judgment and not upon rigid guidelines or formulas in determining the amount or mix of compensation elements for each executive officer. Factors affecting their judgment include performance compared to strategic goals, the nature of the executive officer’s responsibilities and his or her effectiveness in leading our initiatives to achieve our goals. The Company’s Chief Executive Officer, James F. Robinson, as the manager of the members of the executive team, assesses the executives’ individual contributions and makes recommendations to the Compensation Committee with respect to increases in base salary, bonus targets and long-term incentive awards, for each member of the executive team, including himself. The Compensation Committee evaluates, discusses, modifies and approves these recommendations.

Compensation Discussion and Analysis

Not required for a smaller reporting company.

Compliance with Section 162(m)

The Compensation Committee currently intended for all compensation paid to the executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general (1) such compensation is performance-based, established by a committee of outside directors and objective, and (2) the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The Compensation Committee does not intend that an officer’s compensation would exceed that threshold. In the future, to maintain flexibility in the compensatory arrangements of the Company, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

SUMMARY COMPENSATION TABLE

The table below sets forth the cash and non-cash compensation for the last fiscal year awarded to or earned by our named executive officers, who are set forth below.

Name and Principal Position	Year	Salary	Option Awards(1)	All Other Compensation(2)	Total
James F. Robinson(3)	2011	$166,458	$22,219	$2,233	$190,910
Director, President and CEO	2010	$112,716	$11,807	$—	$124,523

Louis LeCalsey, III(4)	2011	$274,614	$8,809	$9,083	$292,506
Director	2010	$258,566	$26,673	$8,176	$293,415

Michael B. Wheeler	2011	$182,756	$13,887	$13,427	$210,070
Executive Vice President, CFO, COO, Secretary and Treasurer	2010	$182,756	$19,734	$12,006	$214,496

George Hare(5)	2011	$145,080	$11,109	$1,674	$157,863
General Manager, Business Imaging Sector	2010	$145,080	$13,975	$1,623	$160,678

(1)	For awards of options, the dollar amount recognized is based on the aggregate grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

(2)	The compensation reported represents the Company’s contributions to the Company’s 401(k) Plan, car allowances and country club dues. The Company has currently suspended contributions to the 401(k).

(3)	Mr. Robinson assumed the position of Director, President and CEO of the Company on September 20, 2011.

(4)	Mr. LeCalsey retired from his positions with the Company on September 19, 2011. Mr. LeCalsey will continue to serve as a Director of Tufco Technologies, Inc. until the 2012 Annual Meeting.

(5)	Mr. Hare has resigned from his position with the Company effective February 29, 2012.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Mr. Robinson entered into an employment agreement with the Company effective October 11, 2010 for an initial term of one year with successive one-year renewal terms. The employment agreement provided that if we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him would immediately terminate. The employment agreement provided that if he is terminated without cause, we would be obligated to compensate him for a period of one year. The employment agreement prohibited him from competing with us while employed by us and for eighteen months after the later of his termination of employment or the termination of severance pay. The employment agreement provided for an annual base salary of $165,000, an annual bonus and various fringe benefits. In connection with his promotion to President and

Chief Executive Officer, Mr. Robinson entered into a new employment agreement with the Company effective September 19, 2011 for an initial term of one year commencing on September 19, 2011 with successive one-year renewal terms and Mr. Robinson’s prior employment agreement with the Company was terminated. If we terminate his employment for cause, or as a result of his death, our obligation to compensate him immediately terminates. If we terminate his employment as a result of six months partial or total disability, our obligation to compensate him ceases. If he is terminated without cause, we will be obligated to compensate him for a period of one year. The new employment agreement prohibits him from competing with us while employed by us and for twelve months after the later of his termination of employment or the termination of severance pay. The new employment agreement provides for a current annual base salary of $200,000, an annual bonus and various fringe benefits. The bonus is based upon a target for pre-tax income determined by the Compensation Committee. Mr. Robinson did not receive a bonus for fiscal year 2011 or 2010.

Mr. LeCalsey entered into an employment agreement with the Company effective September 19, 1996, as amended, under which he served as the President and Chief Executive Officer for an initial term of three years with successive one-year renewal terms. The employment agreement provided that if we terminated his employment for cause, or as a result of his death or disability, our obligation to compensate him would immediately terminate and that if we terminated his employment without cause, we would be obligated to compensate him for a period of one year. The employment agreement prohibited him from competing with us while employed by us and for one year after termination of his employment with us. The employment agreement provided for a base salary of $286,500, an annual bonus and various fringe benefits. The bonus was based upon a target for operating income determined by the Compensation Committee. Mr. LeCalsey did not receive a bonus for fiscal year 2011 or 2010. In connection with Mr. LeCalsey’s retirement from his positions as President and Chief Executive Officer, the Company did not renew Mr. LeCalsey’s employment term under his employment agreement upon its expiration on September 19, 2011.

Mr. LeCalsey entered into a consulting agreement with the Company effective September 19, 2011 under which he served as a senior advisor to the Company until March 19, 2012. Pursuant to the consulting agreement, Mr. LeCalsey was paid a consulting fee of $5,000 per month during the term of the consulting agreement.

Mr. Wheeler entered into an employment agreement with the Company effective March 27, 2002, under which he served as Vice President, Chief Financial Officer, Secretary and Treasurer for an initial term of one year with successive one-year renewal terms. Mr. Wheeler was promoted to Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer in June, 2006. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we will be obligated to compensate him for a period of one year (and if such termination occurs in the fourth quarter of any year, a pro-rated portion of his bonus, if applicable). The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment by us. The employment agreement provides for a current annual base salary of $202,500, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee. Mr. Wheeler did not receive a bonus for fiscal year 2011 or 2010.

Mr. Hare entered into an employment agreement with the Company effective June 30, 2008, under which he served as General Manager, Business Imaging Sector for an initial term of one year with successive one-year renewal terms. The agreement provided that if we terminated his employment for cause, or as a result of his death or disability, our obligation to compensate him would immediately terminate. The agreement provided that if he was terminated without cause, we would be obligated to compensate him for a period of one year. The employment agreement prohibits him from competing with us while employed by us and for one year after the later of his termination of employment or the termination of severance pay. The employment agreement provided for an annual base salary of $156,000, an annual bonus and various fringe benefits. The bonus was based upon a target for operating income determined by the Compensation Committee. Mr. Hare did not receive a bonus for fiscal year 2011 or 2010. Mr. Hare has resigned from his position with the Company effective February 29, 2012. Mr. Hare received two months compensation following his resignation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the value of the unexercised options as of September 30, 2011 held by the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Grant Date	Option Expiration Date
James F. Robinson	5,000	3,333	$3.25	9/14/10	9/14/20
	8,000	8,000	$3.90	8/24/11	8/24/21

Louis LeCalsey, III	30,000	—	$7.00	10/01/01	10/01/11
	16,500	—	$4.92	10/01/02	10/01/12
	15,000	—	$5.71	11/26/03	11/26/13
	12,000	—	$7.87	11/19/04	11/19/14
	6,000	—	$7.60	10/01/07	10/01/17
	9,000	—	$5.56	9/03/08	9/03/18
	5,000	3,333	$3.19	11/30/09	11/30/19
	6,500	4,333	$3.25	9/14/10	9/14/20
	4,000	—	$3.60	9/19/11	9/19/21

Michael B. Wheeler	15,000	—	$5.70	3/27/02	3/27/12
	12,500	—	$4.92	10/01/02	10/01/12
	11,000	—	$5.71	11/26/03	11/26/13
	9,000	—	$7.87	11/19/04	11/19/14
	6,000	—	$7.60	10/01/07	10/01/17
	6,000	—	$5.56	9/03/08	9/03/18
	3,500	2,333	$3.19	11/30/09	11/30/19
	5,000	3,333	$3.25	9/14/10	9/14/20
	5,000	5,000	$3.90	8/24/11	8/24/21

George Hare	2,000	—	$6.35	6/30/08	6/30/18
	500	—	$5.56	9/03/08	9/03/18
	2,000	1,333	$3.19	11/30/09	11/30/19
	4,000	2,667	$3.25	9/14/10	9/14/20
	4,000	4,000	$3.90	8/24/11	8/24/21

The options have an exercise price equal to the fair market value of the underlying stock at the date of grant. Employee stock options vest ratably over a three-year period. Options issued under the 2003 Non-Qualified Stock Option Plan generally expire ten years from the date of grant.

POTENTIAL PAYMENT OF TERMINATION OR CHANGE IN CONTROL

The employment agreements provide for a current annual base salary, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee. As of September 30, 2011, the following table sets forth the potential payment that each of our named executive officers would receive upon termination or change in control.

Name	Compensation Following Termination Without Cause(1)	Compensation of Individual if Terminated Within 180 Days Following Change in Control(1)
Louis LeCalsey, III(2)	$0	$0
James F. Robinson	$200,000	$200,000
Michael B. Wheeler	$202,500	$202,500
George Hare	$156,000	$156,000

(1)	Some officers would receive a bonus based upon a target for operating income determined by the Compensation Committee.

(2)	Mr. LeCalsey retired from his positions with the Company on September 19, 2011. Mr. LeCalsey did not receive any termination or change in control payments.

Equity Compensation Plan Information

The following table sets forth information concerning the equity compensation plans of the Company as of September 30, 2011.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(1)	348,300	$5.57	194,200
Equity compensation plans not approved by security holders(2)	—	—	—

(1)	Plans represent (i) the 1992 Non-Qualified Stock Option Plan, which expired in April 2002, (ii) the 2003 Non-Qualified Stock Option Plan, which expires April 2013 and the 1993 Non- Employee Director Stock Option Plan, which expired March 2004, and (iii) the 2004 Non-Employee Director Stock Option Plan, which expires March 2014.

(2)	There are no equity compensation plans not approved by security holders.

TRANSACTIONS WITH RELATED PERSONS

We lease one of our facilities from a partnership in which Samuel J. Bero is a partner. We paid total rent of $216,923 to the partnership that is the lessor of this facility for fiscal year 2011. In November 2006, we entered into a new lease with the partnership, which expires in March 2013. The rent under this lease is $17,070 per month beginning in April 2007 and increases by 1.65% each succeeding year. In exchange for the Company’s entering into the new lease, the partnership agreed to pay for up to $300,000 of improvements to the facility. We believe that the terms of this lease are at least as favorable to us as could have been obtained from an unaffiliated party.

In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd., an affiliate of Bradford Venture Partners, L.P., and Overseas Equity Investors Partners, two of our largest stockholders, under which Bradford Ventures provides various financial consulting services to us for an initial term of ten years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford Ventures has assisted us in structuring our initial public offering, various acquisitions and divestitures and restructuring our long-term obligations. In addition, Bradford Ventures provides general business consulting and advice. We expect to use the services of Bradford Ventures in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions and divestitures. We are obligated to pay Bradford Ventures an initial annual fee of $210,000 under the agreement, subject to a 5% annual increase for each year since 1994, plus reasonable out-of-pocket expenses. During fiscal year 2011, we paid Bradford Ventures Ltd. $451,134 in fees. We believe that the terms of the agreement with Bradford Ventures Ltd. are customary and are at least as favorable to us as could be obtained from an unaffiliated party.

Mr. Simon and Mr. Robinson serve on the Board of Directors of Independent Printing Company, Inc. Mr. Ziemendorf is the Chief Executive Officer of Independent Printing Company, Inc.

Performance Graph

Not required for a smaller reporting company.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required, the Company believes that during the 2011 fiscal year all Section 16(a) filing requirements were complied with on a timely basis.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 16, 2012, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director, (3) each named executive officer, and (4) all current directors and executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual’s spouse. The individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual’s spouse.

Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under SEC rules. Accordingly, the sum of the ownership percentages listed exceeds 100%.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Over 5% Stockholders
Robert J. Simon(1)(3)(4)(14)	2,658,543	61.3%
Barbara M. Henagan(1)(3)	2,621,661	60.8%
Bradford Venture Partners, L.P. (1)(6)	2,619,740	60.8%
Overseas Equity Investors Partners(3)(2)	2,619,740	60.8%

Other Directors And Executive Officers
Samuel J. Bero(7)	204,500	4.7%
Louis LeCalsey, III(8)	135,379	3.1%
C. Hamilton Davison(5)	30,842	*
Richard M. Segel(9)	14,000	*
Brian Kelly(15)	68,590	1.6%
William R. Ziemendorf(16)	12,000	*
Michael B. Wheeler(10)	64,500	1.5%
George Hare(11)	5,167	*
James F. Robinson(12)	12,767	*
Directors and Executive Officers as a Group (10 persons)(1)(3)(13)	3,206,288	71.1%

*	Less than one percent

(1)	The amounts shown for Mr. Simon and Ms. Henagan include the shares owned of record by Bradford Venture Partners, L.P., as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such two persons are the partners, is the sole general partner of Bradford Venture Partners, L.P. and, as such, holds a 1% interest in that partnership. The business address of each of Mr. Simon and Ms. Henagan is 92 Nassau Street, Princeton, New Jersey, 08542.

(2)	The address of the stockholder is 92 Nassau Street, Princeton, New Jersey 08542. The amount shown for the stockholder includes 709,870 shares owned of record by Overseas Equity Investors Partners (“Overseas Equity”), as to which the stockholder may be deemed to share beneficial ownership due to the formation of a “group” comprised of the stockholder and Overseas Equity for purposes of SEC rules.

(3)	The amounts shown for Mr. Simon and Ms. Henagan includes the shares owned of record by Overseas Equity as to which they may be deemed to share beneficial ownership due to their having voting power over such shares. Mr. Simon serves as chairman of the board of directors of the corporation that acts as the managing partner of Overseas Equity. Bradford Associates holds a 1% partnership interest in Overseas Equity, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Equity’s investment portfolio, and also acts as an investment advisor for Overseas Equity.

(4)	The stockholder is also one of our directors.

(5)	The amount shown includes 27,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(6)	The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda. The amount shown for the stockholder includes 1,909,870 shares owned of record by Bradford Venture Partners, L.P., as to which the stockholder may be deemed to share beneficial ownership due to the formation of a “group” comprised of the stockholder and Bradford Venture Partners, L.P. for purposes of SEC rules.

(7)	The amount shown includes 27,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(8)	The amount shown includes 4,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(9)	The amount shown includes 14,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(10)	The amount shown includes 63,500 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(11)	The amount shown includes 5,167 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(12)	The amount shown includes 1,667 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(13)	The amount shown includes an aggregate of 198,334 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(14)	The amount shown includes 27,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(15)	The amount shown includes 17,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

(16)	The amount shown includes 12,000 shares that may be acquired under options exercisable within 60 days of March 16, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2012.

Representatives of McGladrey & Pullen LLP are expected to be available at the annual meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement at the meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

With respect to fiscal 2011, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management. Management has the responsibility for the preparation of our consolidated financial statements, and the independent registered public accounting firm has the responsibility for the audit of those consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Brian Kelly, Chairman

C. Hamilton Davison

William R. Ziemendorf

Fees Paid to the Independent Registered Public Accounting Firm

The following table shows the fees paid or accrued by the Company for the audit and other services provided by McGladrey & Pullen LLP, Tufco’s independent auditor, for fiscal years 2011 and 2010.

	McGladrey & Pullen FY 2011	McGladrey & Pullen FY 2010
Audit Fees	$169,292	$183,839
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Audit fees of McGladrey & Pullen LLP for fiscal 2011 consisted of the examination of the consolidated financial statements of the Company, quarterly reviews of consolidated financial statements, review of SEC filings and consultation on various financial reporting matters in support of the Company’s consolidated financial statements. There were no “Audit-Related Fees”, “Tax Fees” or “All Other Fees” paid to McGladrey & Pullen LLP during fiscal 2011. The Audit Committee approved all of the services described above.

Audit fees of McGladrey & Pullen LLP for fiscal 2010 consisted of the examination of the consolidated financial statements of the Company, quarterly reviews of consolidated financial statements, review of SEC filings and consultation on various financial reporting matters in support of the Company’s consolidated financial statements. There were no “Audit-Related Fees”, “Tax Fees” or “All Other Fees” paid to McGladrey & Pullen LLP during fiscal 2010. The Audit Committee approved all of the services described above.

The Audit Committee has adopted a statement of principles with respect to the pre-approval of services provided by the independent registered public accounting firm. In accordance with the statement of principles, the Audit Committee determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

STOCKHOLDER PROPOSALS

To be included in the proxy statement, any proposals from holders of common stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2013 must be received by the Company, addressed to the Corporate Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 7, 2012, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

Any holder of common stock of the Company desiring to bring business before the 2013 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Corporate Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than February 20, 2013.

OTHER BUSINESS

We know of no other business that will be presented at the annual meeting. If other matters requiring a vote of the stockholders properly comes before the annual meeting, the persons authorized under the proxies will vote and act according to their best judgment.

EXPENSES

The expense of preparing, printing, and mailing proxy materials to our stockholders will be borne by us. In addition to the solicitation of proxies by use of the mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees, none of whom will receive additional compensation therefore. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the common stock and will be reimbursed by us upon request for their reasonable out-of-pocket expenses.

HOUSEHOLDING

Beneficial owners of common stock who share a single address may receive only one copy of the annual report and proxy statement, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the annual report and proxy statement, they may contact Broadridge, either by calling 1-800-542-1061, or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any beneficial shareowner(s) sharing a single address who currently receive multiple copies of annual reports and proxy statements wish to participate in householding and receive only one copy of future annual reports and proxy statements, they may contact Broadridge at the above phone number or address.

ANNUAL REPORT

We have provided without charge a copy of our annual report to stockholders for fiscal year 2011 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All such requests should be directed to: Michael B. Wheeler, Corporate Secretary, Tufco Technologies, Inc., P. O. Box 23500, Green Bay, Wisconsin 54305.

Notice of Internet Availability of Proxy Material:

The Notice and Proxy Statement is available at www.proxyvote.com.

M43661-P23253

TUFCO TECHNOLOGIES, INC.

Annual Meeting of Stockholders

May 23, 2012 8:00 AM

This proxy is solicited on behalf of the Board of Directors of

TUFCO TECHNOLOGIES, INC.

The undersigned hereby appoints ROBERT J. SIMON and MICHAEL B. WHEELER, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned’s shares of common stock held of record on March 30, 2012, at the 2012 annual meeting of stockholders or at any postponements or adjournments thereof.

This proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors. The proxies will vote with respect to the second proposal according to their best judgment.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

TUFCO TECHNOLOGIES, INC. C/O BROADRIDGE 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43660-P23253	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TUFCO TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following:						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors					☐	☐	☐
Nominees:
	01)	Samuel J. Bero	04)	James F. Robinson
	02)	C. Hamilton Davison	05)	Robert J. Simon
	03)	Brian Kelly	06)	William R. Ziemendorf

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

For address change/comments, mark here. (see reverse side for instructions)								☐
Please indicate if you plan to attend this meeting.						☐	☐
						Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date